Exhibit 10.14

Tianlun Mingyuan Rural Complex Project

Investment Development Agreement

Party A: People’s Government of Shuntian Town, Dongyuan County, Heyuan City

Party B: Shenzhen Jiana Technology Co., Ltd.

For the purpose of rapidly promoting the construction of the rural complex in Dengta Basin in Shuntian Town, Dongyuan County, Heyuan City, making full use of the advantages of the ecological environment, tourism resources and transportation location, and building a rural complex town with national features, Party A and Party B have reached an agreement on the investment and development of the “Tianlun Mingyuan Rural Complex” in Shuntian Town through repeated market researches and consultation, and signed the investment and development agreement as follows on the basis of equality and mutual benefit:

Article I Overview of project land: the “Tianlun Mingyuan Rural Complex” (hereinafter referred to as “the Project”) is constructed in two phases. The land for Phase I is about 1,700 mu, covering: paddy fields on the north, township road #190 on the west, the Chaping group of the Daping village on the south, Shuntian river on the east, including commercial and residential construction land of 500 mu, lease collective construction land of 33 mu, land leased from villagers of 667 mu, and ecological forest of 500 mu. For details, please refer to the attached drawing - land marked with red line. The land for Phase II is about 800 mu, covering: township road #190 on the north, Daping village boundary (township road #190 and Shuntian river interchange) on the west, the land used in the Phase I on the east, Shuntian river on the south, in which about 500 mu of leased land, and about 300 mu of the village.

Article II Investment analysis of the project

1. Total project investment: the total planned investment of the project is about 1,925 million yuan;

2. Capital source: 1,925 million yuan of self-owned capital of the enterprise.

3. Estimated project benefits: the average annual income of the project is 339.3 million yuan; the annual cost of 155.6 million yuan; the annual gross profit of 183.7 million yuan; the annual business tax of 49.9638 million yuan and the annual income tax of 45.925 million yuan; the annual net profit of 137.775 million yuan. The completion of the project can create 3,000 jobs in the local area, and a total of other supporting projects can employ about 1,000 people.

Article III Project construction content:

I. The Phase I of the project covers a total area of 1,700 mu and a construction area of 365,000m2, and comprises:

(I) An eco-agricultural tourist area. Cover an area of 950 mu and a building area of 4,000m2, including:

1. The ecological protection forest, covering an area of 500 mu, is the national and provincial ecological protection forest, and a walkway, sightseeing pavilion, cultural landscape, vegetation will be built for tourists’ touring and sightseeing on the basis of protection.

2. The ecological estate covers an area of 200 mu, including commercial and residential land of 3 mu, and leased land of 197 mu. Three ecological estates will be constructed, composed of custom-made planting (trees, orchards, flowers, vegetables, fruits, and grains), breeding (chickens, and fish) landscape, yacht marina, etc.

3. The ecological farm occupies an area of 250 mu leasing land, with the tourism ecological agriculture (planting orchards, flowers, vegetables, and grains) and breeding (cattle, chickens, and fish), and a high negative ion therapy regimen of greenhouses integrated leisure, health care with the precious flower cultivation; building a fishing platform by the river; providing pollution-free vegetables, grains, fruits and aquatic products, and poultry ecological food, sightseeing and food picking for the park residents and tourists.

(II) Health care and preservation resort

1. The construction land is 500 mu and the construction area is 330,000m2. The multi-storey foreign-style house is constructed with the volume ratio of 1.0, including: health resort and preservation resort, enabling about 4,900 people for health, vacation and residence. Cater to retired veteran cadres in Shenzhen and Guangzhou, groups seeking for high-end care, health preservation, holiday in Hong Kong, Macao and Taiwan and other areas across the country.

2. Supporting facilities for park construction

Park roads: the main road is a one-way asphalt road for battery cars; the auxiliary road is a cobblestone road with non-slip bricks.

Park landscape: build water systems, sculptures, wind and rain corridors, rest pavilions, rockery landscape, theme sketches, seats, sculptures and so on.

Park greening: focus on the nature with grassland, shrubs, trees and so on, forming an interrelated green system combined with a point, line, and the surface.

(III) Cultural and sports tourism areas

1. Culture and sports theme park: occupy an area of 70 mu leasing land, and build cultural sculpture groups, personal sculpture memorial hall, biography gallery, pet park, Fushou cultural park, angling garden, song and dance cultural square, fitness path, children’s paradise, etc.;

2. Cultural and sports center: cover an area of 5 mu and a building area of 3,000m2, including:

Art center: art center, publishing house, tourism company, film and television center, etc.

Club: internet cafe, chess and card room, library, newspaper room, chat room, tea house and so on.

College for the aged: multi-functional hall, small and medium-sized conference room, classroom, and others offering vocal music classes, dance classes, instrumental music classes, calligraphy classes, art classes, manual art classes, literary creation classes, internet application classes, health food classes, sports fitness classes and so on; special lectures and various refresher courses will be held.

Playground: gymnasium, table tennis hall, badminton hall, fitness hall, softball hall, swimming pool, gate ball court, tennis court, golf driving range and so on.

Vocational college of nursing: (additional construction of school premises)

3. Art town: its floor area is 10 mu and building area is 6,500m2; it comprises cultural palace (street), calligraphy and painting village (street), personal art street, art exhibition hall, art trading hall (museum) engaged in the development of art auction transactions, online trading, treasure identification, Taobao, etc. A trading “supermarket” will be built with the antique, porcelain, antique furniture, antique items, and the four treasures of the study, ancient books and paintings, folk handicrafts. Meanwhile, cross-stitch, paper-cut art, weaving art, folk art processing, exhibition and marketing services will be provided in the center. Twenty retired painters and calligraphers will be invited to live in the art town on a permanent or temporary basis.

(IV) New service function zone: it covers an area of 165 mu and a building area of 16,500m2, including 15 mu for collective construction, 15,000m2 for construction, 150 mu for lease and 1,500m2 for construction.

1. Medical center: the construction area is 5,000m2, the center is made up of:

Hospital: it shall be included in the fixed-point scope of urban basic medical insurance. Establish out-patient department, emergency department, inpatient department and physical examination center of traditional Chinese medicine and western medicine, and cooperate with famous hospitals in Guangdong to develop remote consultation system, 24-hour visual monitoring system and automatic voice recognition call system for the elderly;

Health care center: provide graded care and rehabilitation, psychological counseling and psychological status assessment, and health care and nursing services.

Hospice care center: build the center according to the national design standards of hospice care hospitals, so that the elderly finish the final journey of life serenely.

2. Health center: the construction area is 5,000m2, and the construction includes:

Institute (Center) of life sources: the human gene collection bank, umbilical cord blood collection bank, human stem cell collection bank and some experimental laboratories will be constructed.

Zhonghua Dayitang (health care center): build health care center, health consultation center, health lecture hall, etc.; organize experts and famous doctors to take turns to sit in the big medical hall and carry out telemedicine; conduct lectures on health care and organize training activities on health and health care.

International health examination center: the project introduces medical equipment, technology and personnel from the Swiss Health Center of the Fetuin and Japan’s International Health Examination Center to build a world-class health care center.

Health care center: in the health care center (SPA, spa, fog therapy, magnetic therapy, mineral therapy, mud therapy, fitness and slimming, etc.), the first-class private and ergonomic health environment in the world will be created.

3. Living security zone: the construction area is 4,000m2, with the living service facilities such as a shopping center, nutrition catering center, service center (restaurant, bank, hairdressing, laundry, small hotel) and the office space of the center management personnel.

4. Financial service center: the a building area is 1,000m2, an bank for the aged will be set up to popularize pension mortgage models; a joint-stock company and a communication center, etc., for the aged, will be established. The just retired elders will enjoy the opportunities to invest and manage their finances, give full play to their remaining enthusiasm and make achievements in their old age, and more financial services will be provided for the elderly.

5. Heliport: covering an area of 100 mu and a building area of 500m2, a small heliport with a capacity of 25 helicopters will be built. Not only will the helicopter parking, repairing, and maintenance services be provided for residential owners, but also transportation, first aid and other services will be offered to hotel and clubhouse customers, and elderly customers .

6. Golf driving range: covering an area of 50 mu and a building area of 500m2, the golf driving range will be built.

II. The Phase II of the project covers a total area of 800 mu and is planned to be extended on the basis of the Phase I construction.

Article IV Operation mode

1. Project setup: When Party B submits the application for project setup, Party A shall be responsible for organizing and coordinating the relevant departments in Dongyuan County, Heyuan City to handle the matters such as the project site selection, project setup and land index approval;

2. Project design: Party B shall be responsible for overall conceptual planning and design, architectural and landscape design, tourism planning and design, and architectural design, and implement the construction after obtaining the consent of Party A and approval of the planning and construction department of Heyuan Government;

3. Land for the project:

① Party A shall be responsible for completing the land requisition and lease for Party B at the actual standard price, applying for the land index to the higher authorities concerned, and ensuring the normal development of the project of Party B within the time planned by both parties;

② In order to push the project forward quickly, Party A adjusts the commercial and residential construction land of about 200 mu of the existing land index to be used by Party B within the red line of Party B’s site selection, and Party B shall pay Party A the land expenses according to the actual land cost.

4. Project construction:

① Party A completes: the project site selection, project setup, land transfer and lease, and Party B will make every effort to organize the investment and construction of the project.

② Party A shall, according to the planning and construction of the Tianlun Mingyuan rural complex, coordinate all preferential policies and convenient channels for handling formalities granted to Party B by the relevant county and city authorities.

③ Party B will create a “Rural Complex” themed community featuring culture, tourism, health preservation, health care and health with the concept of the characteristic town by constructing the Tianlun Mingyuan rural complex.

Article V Cooperation agreement

1. Party A shall undertake to complete the project site selection, project approval, land lease and the first batch of commercial and residential construction land for Party B within 60 days.

2. Party B shall immediately start the conceptual planning and design of the project, the architectural scheme design and the design of construction drawings after Party A completes the project site selection and project setup, commence the construction within 3 months upon the government’s approval, and complete the first batch of Phase I construction within three years. Otherwise, Party A shall have the right to recover the land.

3. Party A shall complete the land requisition within 60 days from the date of submission of the plan book in the scope of the construction land planned and designed in accordance with the project concept, and the land requisition shall be undertaken by Party A in the form of 58,000 yuan per mu. Party B shall advance 20% of the land requisition payment to Party A before the requisition starts, and make all the requisition payment within 3 days after the requisition is completed and handed over to Party B.

4. Party B shall make timely payment according to the time of party A’s land lease, requisition and listing.

5. The construction land provided by Party A shall be used legally, with complete procedures and shall be sold by listing with planning and construction scheme to ensure the integrity and uniformity of the project.

6. Party A shall be responsible for completing the construction of five supplies and one leveling (links to surface water, underground water, electricity, road and communication and site levelling) and the pipe system before the land is supplied to Party B.

Article VI Favorable terms

1. Party A shall exempt and waive the fees and administrative fees (except the fees charged by the third party involved) within the rights of the town, county and city for the project developed and constructed by Party B;

2. Tax relief shall be given to agricultural, cultural, tourism and pension projects in accordance with relevant provisions.

Article VII Liability for breach of contract

1. After this Agreement comes into effect, each party shall perform its obligations and agreements in a comprehensive, appropriate and timely manner in accordance with the provisions of this Agreement and all annexes hereto. Any breach of this Agreement by one party shall constitute a breach of this Agreement;

2. One party breaching the contract shall compensate the other party for all the losses caused by the breach, and the agreement shall continue to be implemented;

3. Failure or delay of exercising certain right under this Agreement or legally specified shall not constitute a waiver of such right or any other rights. Separate or partial exercising of certain right under this Agreement or legally specified shall not interfere with the further continuous exercising of such right or any other rights.

Article VIII Modification, alteration and cancellation of the agreement

1. Any annex to this Agreement and its appendices shall come into force only after a written agreement is signed by Party A and Party B;

2. The Intent Agreement may also be terminated in advance if the Agreement is unable to be performed due to force majeure, or if the execution of the Agreement is postponed or the cooperation is terminated through consultation between both parties.

Article IX Dispute resolution

1. The validity, interpretation and performance of this agreement shall be governed by the laws of the People’s Republic of China;

2. Any dispute arising from this Agreement between the parties hereto shall be settled through friendly consultation. If no settlement can be reached, the dispute may be submitted to the law arbitration institute for arbitration;

3. During the arbitration under this Article, this Agreement shall remain in full force in all aspects except for the part under arbitration. Apart from the obligations involved in the arbitration, all parties shall continue to fulfill respective obligations and exercise respective rights under this Agreement.

Article X Effectiveness of the Agreement

1. The Agreement shall enter into force after being duly signed by both parties, and shall remain in force from the date of signing to the date of normal operation after the completion of the Project;

2. The Agreement shall become a document with legal force after it is signed by all parties, and both parties shall strictly abide by it, and no party shall terminate it without authorization;

Article XI Miscellaneous

1. Party A shall arrange relevant departments to cooperate with Party B in the project of Shuntian Business Card, which involves integration, promotion and publicity;

2. For matters not covered in the Agreement, both parties may sign a supplementary agreement through consultation, and the supplementary agreement shall have the same legal effect as this Agreement;

3. The Agreement shall be made in quadruplicate, two for each party.

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